EXHIBIT 99.1

PRESS RELEASE

For further information contact:                                  FOR IMMEDIATE RELEASE

Joseph M. Murphy

President and Chief Executive Officer

(207) 288-3314

BAR HARBOR BANKSHARES COMPLETES STRATEGIC ACQUISITION

OF BORDER TRUST COMPANY

Bar Harbor, Maine (August 13, 2012) - Bar Harbor Bankshares (NYSE MKT: BHB), today announced that its principal subsidiary, Bar Harbor Bank & Trust (“Bar Harbor”), has acquired substantially all assets and assumed certain liabilities of Border Trust Company (“Border Trust”), a subsidiary of Border Bancshares, Inc. (OTCBB: BBME).

As a result of the transaction, Bar Harbor has acquired approximately $38.4 million of deposits, $37.4 million in loans, and three branches located in Kennebec and Sagadahoc Counties.

Joseph M. Murphy, President & CEO of Bar Harbor Bankshares, remarked, “We are pleased to complete this transaction, which advances our defined strategy to expand further south and west into markets with attractive demographics, long-term growth potential, and where we have already established significant commercial banking relationships.  We look forward to bringing a vigorous community banking alternative to the customers of Border Trust and the surrounding communities. We are confident that we will add value to the region’s banking experience through our dedication to innovative banking products and superior customer service.”

About Bar Harbor Bankshares:

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast, and central Maine.  Find us at www.BHBT.com

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as others including but not limited to, that the transaction may not be as advantageous to Bar Harbor Bankshares as expected. Bar Harbor cautions that the foregoing factors are not exclusive.

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